[AMERIANA BANCORP LOGO]

Contact:  Jerome J. Gassen
                President and Chief Executive Officer
                 (765) 529-2230

AMERIANA BANCORP REPORTS FIRST QUARTER 2015 NET INCOME
OF $502,000 OR $0.17 PER SHARE

    NEW CASTLE, Ind. (April 20, 2015) – Ameriana Bancorp (NASDAQ: ASBI), parent company for Ameriana Bank, today announced net income for the first quarter of 2015 of $502,000, or $0.17 per basic and diluted share, compared with $729,000, or $0.24 per basic and diluted share, for the first quarter of 2014.

   Jerome J. Gassen, President and Chief Executive Officer, said, "I am very pleased to report continued  growth in our loan portfolio of $3.8 million for the quarter and growth in deposits of $11.6 million, with much of this success a result of our  Indianapolis metropolitan area retail expansion strategy."  Gassen commented that "earnings for the first quarter of 2015 were $227,000 less than the same quarter a year earlier, primarily due to a one-time event in 2014 that resulted in a total of $235,000 of interest income and expense reduction from the repurchase of a problem loan by the servicer. Earnings were also impacted by the operating expense of the two new banking centers opened in Hamilton County in the last half of 2014." Gassen added that he was "particularly pleased that as a result of continued growth in our capital position, we were able to again double our quarterly dividend to our shareholders to $0.04 per share."

   Commenting further on the Indianapolis retail expansion strategy, Gassen stated that "although opening new banking centers is initially dilutive to earnings, it provides a foundation for growth and a source of future earnings. I am very excited about the prospects of opening a banking center in Broad Ripple in mid-2015, which will be our first brick and mortar location in Marion County."

    Gassen commented that "the Bank's loan pipelines remain strong, and the Bank has liquidity and capital levels to support continued growth in the loan portfolio and balance sheet.  We hope that our efforts can be sustained by continued economic growth in the markets we serve."

   In the first quarter of 2015, total loans receivable grew 1.2% to $323.9 million, and total deposits grew 3.1% to $390.6 million. Total assets at March 31, 2015, were $482.7 million.

   The Bank's allowance for loan losses as a percentage of loans receivable at March 31, 2015, was 1.23%.  The allowance for loan losses as a percentage of non-performing loans was 87.2%, compared with 78.4% at March 31, 2014.

   Ameriana Bancorp is a bank holding company.  Through its wholly owned subsidiary, Ameriana Bank, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area.  Ameriana Bank owns Ameriana Insurance Agency, a full-service insurance agency, and Ameriana Financial Services, which offers securities and insurance products through LPL Financial (Member FINRA/SIPC).

   This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities.  For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2014, on file with the Securities and Exchange Commission, including the section entitled "Risk Factors."  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

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ASBI Reports First Quarter 2015 Results

April 20, 2015

AMERIANA BANCORP
Unaudited Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
Interest income	$4,169	$4,474
Interest expense	646	758
Net interest income	3,523	3,716
Provision for loan losses	105	150
Net interest income after provision for loan losses	3,418	3,566
Other income	1,559	1,364
Other expense	4,318	3,917
Income before income taxes	659	1,013
Income tax	157	284
Net income	$502	$729

Earnings per share:
Basic	$0.17	$0.24
Diluted	$0.17	$0.24

Weighted average shares outstanding:
Basic	3,021	2,991
Diluted	3,036	2,995

Dividends declared per share	$0.04	$0.02

Net interest margin (fully tax-equivalent basis)	3.45%	3.72%

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ASBI Reports First Quarter 2015 Results

April 20, 2015

AMERIANA BANCORP
Unaudited Financial Highlights (Continued)
(In thousands, except per share amounts)

	Mar. 31, 2015	Dec. 31, 2014	Mar. 31, 2014
Total assets	$482,680	$472,818	$470,229
Cash and cash equivalents	35,266	33,142	45,626
Interest-bearing time deposits	4,164	4,164	2,974
Investment securities held to maturity	9,936	7,082	2,347
Investment securities available for sale	48,594	48,084	44,678
Loans receivable	323,872	320,016	316,212
Allowance for loan losses	3,984	3,903	4,100
Loans, net	319,888	316,113	312,112

Allowance for loan losses as a percentage of loans receivable	1.23%	1.22%	1.29%
Non-performing loans	$4,571	$4,391	$5,229
Allowance for loan losses as a percentage of non-performing loans	87.2%	88.9%	78.4%

Deposits:
Non-interest-bearing	$66,976	$61,063	$59,423
Interest-bearing	323,601	317,884	313,607
	390,577	378,947	373,030

Borrowed funds	$42,810	$45,810	$50,810
Shareholders' equity	41,588	41,052	38,617
Book value per share	13.75	13.59	12.91

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